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                                  US Airways Group, Inc.
                                       Exhibit 11
               Computation of Primary and Fully Diluted Earnings Per Share
                                       (unaudited)
                        (in thousands, except per share amounts)
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                                                 Three Months Ended            Six Months Ended
                                                      June 30,                     June 30,
                                                ----------------------       ----------------------
                                                  1997          1996           1997          1996
                                                 ------        ------         ------        ------
Adjustments to Net Income
-------------------------
Net income                                     $205,586       $200,775      $358,244       $168,482
Preferred dividend requirement                  (23,507) a)    (22,522)      (44,371) a)    (44,796)
                                                -------        -------       -------        -------
Net income applicable to common
  stock and common stock equivalents
  used for primary computation                  182,079        178,253       313,873        123,686

Fully diluted adjustments
  Assume conversion of all preferred stock:
    Preferred dividend requirement               23,507 a)      22,522        44,371 a)      44,796 b)
                                                -------        -------       -------        -------
Adjusted net income applicable to
  common stock assuming full dilution          $205,586       $200,775      $358,244       $168,482
                                                =======        =======       =======        =======

Adjustments to common stock shares outstanding
----------------------------------------------
Weighted average number of shares of
  common stock outstanding                       71,887         64,008        68,171         63,813
Primary adjustments
  Incremental shares from outstanding stock
    options (treasury stock method)               2,262          1,855         1,825          1,453
                                                -------        -------       -------        -------
Total weighted average number of common
  and common equivalent shares used for
  primary computation                            74,149         65,863        69,996         65,266
                                                =======        =======       =======        =======

Weighted average number of shares of
  common stock outstanding                       71,887         64,008        68,171         63,813
Fully diluted adjustments
  Incremental shares from outstanding stock
    options (treasury stock method)               2,463          1,855         2,463          1,719
  Assume conversion of all preferred stock       30,570 c)      39,156        34,839 c)      39,156 b)
                                                -------        -------       -------        -------
    Total weighted average number of
      common shares outstanding
      after full conversion                     104,920        105,019       105,473        104,688
                                                =======        =======       =======        =======

Income Per Common Share
-----------------------
Primary income per common share                   $2.46          $2.71         $4.48          $1.90
                                                   ====           ====          ====           ====
Fully diluted income per common share             $1.96          $1.91         $3.40          $1.61
                                                   ====           ====          ====           ====

a)  Includes redemption premiums of $5.2 million and $0.8 million on 1,940.636 shares of Series F Preferred Stock and the
    Series T Preferred Stock, respectively (May 22, 1997 redemption date). See also c) below.
b)  The effects of assuming conversion of the Series A Preferred Stock are antidilutive, but included for purposes of this calculation in accordance with Regulation S-K, Item 601(b)(11).
c)  For the time they were outstanding during the period, the effects of assuming conversion of the shares of Series F
    Preferred Stock prior to their redemption are antidilutive, but included for purposes of this calculation in accordance with Regulation S-K, Item 601(b)(11). See also a) above.
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